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                                                                   EXHIBIT 23.16


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement on Form S-4 and related Prospectus of Apartment Investment and Management Company for the registration of Preferred Stock and Class A Common Stock and of AIMCO Properties, L.P. for the registration of Partnership Preferred Units and Partnership Common Units, and to the incorporation by reference therein of our reports (i) dated February 11, 1998, except for Note 1 as to which the date is October 16, 1998, with respect to the audit of the Combined Historical Summary of Gross Income and Direct Operating Expenses of Realty Investment Apartment Communities I included as
Exhibit 99.2 in Apartment Investment and Management Company's Current Report on Form 8-K dated November 2, 1998; and (ii) dated January 28, 1998, except for
Note 1 as to which the date is July 24, 1998, with respect to the audit of the Combined Historical Summary of Gross Income and Direct Operating Expenses of Realty Investment Apartment Communities II included as Exhibit 99.3 in Apartment Investment and Management Company's Current Report on Form 8-K dated November 2, 1998, all filed with the Securities and Exchange Commission.


                                                            BEERS & CUTLER PLLC



Washington, D.C.
November 20, 1998